UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Graco Inc.

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March 12, 2010
To All Graco Associates:
On March 11, we filed the proxy statement for our 2010 Annual Meeting. Those of you who own Graco stock will receive a copy of the proxy statement or instructions for accessing it on the Internet. The proxy statement explains items to be voted upon at Graco’s annual meeting. You will see a shareholder proposal in this year’s proxy statement. Graco’s Board of Directors asks you to vote AGAINST the shareholder proposal. Failure to vote AGAINST the proposal will increase the likelihood that it will pass.
A shareholder who satisfies certain requirements can submit a proposal to be voted on by our shareholders at our annual meeting. The California Public Employees’ Retirement System (“CalPERS”) submitted a proposal this year. The proxy statement includes CalPERS’ proposal and its supporting statement, and Graco’s Board of Directors’ response. You can also find this year’s proxy statement on the Investor Relations section of our website (www.graco.com) or the Securities & Exchange Commission’s (SEC) website (www.sec.gov). You will see that our Board of Directors opposes the proposal and recommends that shareholders vote AGAINST it.
The proposal relates to how the members of our Board of Directors are elected, advocating a change from our current plurality voting standard to a majority voting standard in uncontested elections. We do not believe that adoption of the proposal is in the best interests of Graco, our shareholders, employees, retirees, channel partners, or communities.
Our Board and management team are committed to making decisions that will benefit the long-term financial success of Graco. We believe a change in the voting standard is unnecessary and will add expense. We believe that the voting standard CalPERS supports may lead to unintended consequences, such as giving undue influence to special-interest or single-issue voters who use director votes to forward their agendas.
If you own Graco stock, in the near future you will receive a notice in the mail that will include voting instructions. Failure to vote AGAINST the shareholder proposal will increase the likelihood that it will pass. Please vote AGAINST the shareholder proposal.
If you have any questions, you may contact the Legal Department.
Patrick J. McHale
President and Chief Executive Officer